EXHIBIT 10.56

                                PROMISSORY NOTE


FOR US $ 33,000,000
DATE: DECEMBER 16, 2002
Nro.1/1

For value received in cash, Panamco de Venezuela, S.A., a company chartered and existing under the laws of the Bolivarian Republic Venezuela, and domiciled in Caracas, Venezuela (the "Borrower") hereby unconditionally promises to pay on THREE (3) CONSECUTIVE INSTALLMENTS to the order of INARCO INTERNATIONAL BANK, N.V. a financial institution organized under the laws of Aruba, Netherlands Antilles (the "Lender") in lawful money of the United States of America, the principal amount of THIRTY THREE MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US$ 33,000,000) as follows:

             Payment Date                 Principal Amount
             ------------                 ----------------
             June 13,2003                 US $ 4,000,000
             September 12, 2003           US $ 4,000,000
             December 16, 2003            US $25,000,000

Interest shall accrue and be paid quarterly ("Interest Period") on the unpaid principal amount of this Promissory Note at the prevailing three month LIBOR plus 170 bps (the "Margin").

"LIBOR" shall mean the rate of interest per annum at which deposits in United States Dollars are offered by the principal office of Citibank, N.A. in London, England, to prime banks in the London Interbank Market at 11:00 am (London time) two Business Days before the first day of each Interest Period for a period equal to such Interest Period for approximately equal amounts for such Interest Period. Interest shall be paid at the end of each Interest Period. "Interest Period" means the period of time used to calculate interest, beginning on the date the Loan is disbursed and ending three months thereafter and each subsequent three months period; provided that, if an Interest Period ends on a day which is not a Business Day it shall be extended to the next Business Day, unless it falls on the next calendar month in which case it shall be reduced to the next preceding Business Day.

If the Borrower fails to pay any amount owed to the Lender on the date it must be paid (whether at maturity, by acceleration or otherwise), the Borrower agrees that the total applicable interest rate shall be the three month Libor plus the Margin plus 200 bps until such amount is paid in full.

Interest is to be calculated based on a 360-day-year and actual days elapsed.

Payment of both principal and interest are to be made only and exclusively in Dollars of the United States of America and in immediately available and freely transferable funds, not later than 11:00 a.m. (New York City time) on the date on which due, by credit to account number 10999364 of Citibank N.A. (Aruba Branch) with Citibank N.A. New York, 399 Park Avenue, New York, N.Y. 10043, United States of America, (reference Inarco International Bank N.V.
loan) or, if applicable to such other account as the Lender may specify in written notice delivered to the Borrower. Payments shall be made free and clear of and without deduction of any present and future taxes, levies, imposts, charges or other fiscal assessments of any kind whatsoever with respect thereto, which shall be paid by and shall be for the account of the Borrower, except such taxes as may be measured or imposed on the Lender's net income by the jurisdiction or any political subdivision thereof in which the Lender's principal office or lending branch is located. If the Borrower shall be required by law to deduct any taxes from or in respect of any sum payable hereunder, including without limitation the Venezuelan income taxes imposed and required to be withheld and paid at the rate of 4,95% on interest payments amounts, or if the Venezuelan tax rate applicable to interest payments is increased above the 4,95% withholding tax rate now in effect, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions the Lender receives an amount equal to the sum it would have received had no such deductions been made, and (ii) the Borrower shall make such deductions and pay the relevant taxation authority. The Borrower shall promptly deliver to the Lender the corresponding original or certified tax receipts.

The Borrower hereby waives presentment for payment, demand, protest and notice of dishonor.

It is agreed that this Promissory Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights and/or obligations under this Promissory Note without the prior written consent of the Lender. It is also agreed that the Lender without the consent of the Borrower may assign its interests in this Promissory Note or any portion thereof to any of its subsidiaries and/or affiliates and/or any third party. Prepayments are allowed and will not be subject to any premium or penalty provided that they are made on an interest payment date.

This Promissory Note shall be governed by and construed in accordance with the law of the State of New York, United States of America irrespective of the principles of conflicts of laws thereunder.

The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal courts sitting in New York City, State of New York, United States of America, over any action or proceeding arising out of or relating to this Promissory Note. The Borrower hereby irrevocably waives to the fullest extent it might effectively do so, the defense of an inconvenient forum or to the maintenance of any such action or proceeding. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding by delivery to CT Corporation System (the "Process Agent") at 111 Eighth Avenue, New York, New York 10011. As an alternative method of service, election upon the Lender, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of a copy of such process to the Borrower at its address as set forth herein. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

By: Panamco de Venezuela, S.A.        By: Panamerican Beverages, Inc.,
                                          as Guarantor

/s/ Carlos Hernandez-Artigas              /s/ Annette Franqui
-------------------------------           ------------------------------
Name:    Carlos Hernandez-Artigas         Name:    Annette Franqui
Title:   Alternate Director               Title:   VP, Chief Financial Officer
Address: Caracas, Venezuela               Address: Panama City, Panama